EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Record Earnings, New President, Bank Progress

Sparta, Michigan – July 24, 2015 – ChoiceOne Financial Services, Inc. (OTCQX:COFS), the parent company for ChoiceOne Bank, reported net income of $1,431,000 for the second quarter of 2015 compared to $1,337,000 in the same period in 2014. Earnings per share were $0.43 in the second quarter of 2015 compared to $0.40 in the second quarter of the prior year. Net income for the first six months of 2015 was $3,073,000 or $0.93 per share, compared to $2,585,000 or $0.78 per share in the first half of 2014.

As previously announced, Kelly Potes has been appointed to President and member of the Board of Directors of ChoiceOne Financial Services, Inc. and ChoiceOne Bank. Kelly has been an integral part of the bank since 1984. James Bosserd will continue in the role of Chief Executive Officer of both organizations.

“I am extremely pleased to report continued record earnings for ChoiceOne and the appointment of Kelly Potes as our new President,” said Bosserd, “It’s an exciting time for ChoiceOne as we look forward to continued growth and positive changes in our company.”

Bosserd stated, “Noninterest income has increased substantially year over year from $3,068,000 for the first six months of 2014 to $4,145,000 in the first six months of 2015, a 35% increase. We have higher income from debit card usage/account services, investment and insurance commissions, and gain on sale of loans. The efforts our employees have made to provide excellent service and products to our customers are showing with this increased income to the bank. In addition, our credit quality has continued to improve as both net charge-offs and nonperforming loans were lower in 2015 than in the prior year.”

Data processing included $144,000 in the first six months of 2015 of expenses related to upgrades in ChoiceOne’s core data processing and online banking systems scheduled for later in 2015. These new systems will offer customers more services, increased security, and enhanced technology to make their banking experience safe and convenient.

ChoiceOne Financial Services, Inc. is preparing to change transfer agents to Continental Stock Transfer & Trust Company later this August. Continental provides excellent customer service and online shareholder management tools. More information will be sent regarding shareholder accounts in August.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 12 full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTCQX under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue” and variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary and the amount of any impairment) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014. These and other factors are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

Condensed Balance Sheets
(Unaudited)

(In Thousands)	6/30/2015	3/31/2015	12/31/2014	6/30/2014
Cash and Cash Equivalents	$15,391	$9,748	$16,650	$20,741
Securities	153,860	153,793	145,706	143,104
Loans Held For Sale	2,833	2,061	2,170	1,323
Loans, Net of Allowance For Loan Losses	331,587	333,973	341,940	325,038
Premises and Equipment	11,811	11,698	11,795	11,917
Cash Surrender Value of Life Insurance Policies	12,084	11,997	12,071	10,412
Goodwill and Other Intangible Assets	14,280	14,383	14,555	14,696
Other Assets	5,138	5,282	4,753	4,691

Total Assets	$546,984	$542,935	$549,640	$531,922

Noninterest-bearing Deposits	$114,604	$110,025	$113,006	$119,754
Interest-bearing Demand Deposits	308,184	319,057	321,822	308,015
Borrowings	52,913	42,033	45,106	36,739
Other Liabilities	3,179	4,029	3,516	3,417

Total Liabilities	478,880	475,144	483,450	467,925

Shareholders’ Equity	68,104	67,791	66,190	63,997

Total Liabilities and Shareholders’ Equity	$546,984	$542,935	$549,640	$531,922

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Six Months Ended
(In Thousands, Except Per Share Data)	6/30/2015	6/30/2014	6/30/2015	6/30/2014
Interest Income
Loans, including fees	$3,988	$3,940	$7,930	$7,764
Securities and other	844	798	1,648	1,630
Total Interest Income	4,832	4,738	9,578	9,394

Interest Expense
Deposits	215	262	440	541
Borrowings	38	27	69	50
Total Interest Expense	253	289	509	591

Net Interest Income	4,579	4,449	9,069	8,803
Provision for Loan Losses	—	—	100	100
Net Interest Income After Provision
for Loan Losses	4,579	4,449	8,969	8,703

Noninterest Income
Customer service charges	1,062	963	2,045	1,822
Insurance and investment commissions	292	206	633	437
Gains on sales of loans	309	304	812	450
Other income	188	109	655	359
Total Noninterest Income	1,851	1,582	4,145	3,068

Noninterest Expense
Salaries and benefits	2,214	2,076	4,513	4,160
Occupancy and equipment	592	596	1,188	1,213
Data processing	579	461	1,132	887
Professional fees	236	236	513	433
Other expense	864	844	1,699	1,577
Total Noninterest Expense	4,485	4,213	9,045	8,270

Income Before Income Tax	1,945	1,818	4,069	3,501
Income Taxes	514	481	996	916

Net Income	$1,431	$1,337	$3,073	$2,585

Basic Earnings Per Share	$0.43	$0.40	$0.93	$0.78
Diluted Earnings Per Share	$0.43	$0.40	$0.93	$0.78